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                                                                      EXHIBIT 15



Pancho's Mexican Buffet, Inc.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Pancho's Mexican Buffet, Inc. and subsidiaries for the three-month and six-month periods ended March 31, 2000 and 1999, as indicated in our report dated April 27, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statements No. 2-86238 and No. 33-60178 as amended, and No. 333-48295 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Fort Worth, Texas
April 27, 2000